Exhibit 4.7

Stock Option Plan

1.	PURPOSE

The purpose of this Stock Option Plan (the “Plan”) is to provide the Corporation with the means to encourage, attract, retain and motivate certain Participants by granting such Participants options to purchase common shares in the Corporation’s capital (the “Common Shares”) thus giving them an on-going proprietary interest in the Corporation.

2.	DEFINITIONS

Unless otherwise defined herein, the following terms have the following meanings:

“Associate” has the meaning given to such term in Policy 1.1 of the Exchange and any amendment thereto or replacement thereof (“Policy 1.1”).

“Black-out Period” means any period established under a disclosure, insider trading or similar policy of the Corporation during which Directors, Employees and Consultants may not exercise options.

“Board” means the board of directors of the Corporation, and, where applicable, includes a committee of the board of directors authorized to administer the Plan pursuant to Subsection (a).

“Cashless Exercise” means an exercise of Options in accordance with Section 4.8 of Policy 4.4.

“Change of Control” means:

(a)	a reorganization, amalgamation, merger or plan of arrangement in connection with any of the foregoing, other than solely involving the Corporation and one or more of its Subsidiaries, with respect to which all or substantially all of the persons who were the beneficial owners of the Common Shares immediately prior to such reorganization, amalgamation, merger or plan of arrangement do not, following such reorganization, amalgamation, merger or plan of arrangement beneficially own, directly or indirectly, more than 50 percent of the resulting voting shares on a fully-diluted basis;

(b)	the acquisition of Common Shares by a person or group of persons acting in concert (other than the Corporation or a Subsidiary of the Corporation) as a result of which the offeror and its affiliates beneficially own, directly or indirectly, 50 percent or more of the Common Shares then outstanding; or

(c)	the sale to a person other than a Subsidiary of the Corporation of all or substantially all of the Corporation’s assets.

“Common Shares” has the meaning given to such term in Section 1.

“Consultant” has the meaning given to such term in Policy 4.4 of the Exchange and any amendment thereto or replacement thereof (“Policy 4.4”).

“Consultant Company” has the meaning given to such term in Policy 4.4.

“Corporation” means A2Z Smart Technologies Corp.

“Director” means directors, senior officers and Management Company Employees of the Corporation or directors, senior officers and Management Company Employees of the Corporation’s Subsidiaries.

“Disinterested Shareholder Approval” means the approval of a majority of shareholders of the Corporation voting at a duly called and held meeting of such shareholders, excluding votes of Insiders to whom options may be granted under the Plan.

“Distribution Period” has the meaning given to such term in Subsection (a)(ii)A.

“Employees” has the meaning given to such term in Policy 4.4.

“Exchange” means the TSX Venture Exchange Inc.

“Exercise Notice” has the meaning given to such term in Subsection (a).

“Hold Period” has the meaning given to such term in Section 16.

“Insider” has the meaning given to such term in Policy 1.1 and includes any person who is an Associate of that Insider.

“Insider Trading Policy” means the Corporation’s current insider trading policy and any amendments thereto or replacement thereof.

“Investor Relations Activities” has the meaning given to such term in Policy 1.1.

“Management Company Employee” means an individual employed by a Person providing management services to the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a Person engaged in Investor Relations Activities.

“Market Price” means the last closing price of the Common Shares listed on the Exchange before the grant of an option to a Participant.

Notwithstanding the foregoing:

(a)	the Market Price shall be adjusted for any share consolidation or split. If any option is granted to a Participant within five (5) days following a consolidation of the Corporation’s share capital, the minimum exercise price per Common Share will be the greater of the Market Price, adjusted for any share consolidation or split, and $0.05;

(b)	if the Corporation announces Material Information regarding the affairs of the Corporation after the grant of an option to a Participant and if the Exchange determines that the person that is the subject of the option grant should reasonably have been aware of that pending Material Information, then the Market Price will be at least equal to the closing price of the Common Shares on the trading day after the day on which that Material Information was announced;

(c)	if the Exchange determines that the closing price is not a fair reflection of the market for the Common Shares and the Common Shares appear to have been high-closed or low-closed, then the Exchange will determine the Market Price to be used;

(d)	if the Corporation is suspended from trading or has for any reason not traded for an extended period of time, the Exchange may determine the deemed Market Price to be used; and

(e)	the Exchange will not generally permit any securities convertible into Common Shares, including incentive stock options, to be issued with an effective conversion price of less than $0.05 per Common Share.

Notwithstanding the foregoing, the minimum exercise price of any option granted pursuant to this Plan must be $0.05 per Common Share or such other price as is acceptable to the Exchange.

“Material Information” has the meaning given to such term in Policy 1.1.

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions.

“Notice” has the meaning given to such term in Section 12.

“Offer” has the meaning given to such term in Subsection 1(1)(a)(c).

“Option Shares” has the meaning given to such term in Subsection 1(1)(a)(c).

“Outstanding Shares” means that number of Common Shares outstanding, on a non-diluted basis, at any point in time as confirmed by the transfer agent and registrar for the Common Shares.

“Participant” means:

(a)	Directors of the Corporation, present and future;

(b)	Employees (including those persons conducting Investor Relations Activities) of the Corporation, present and future; and

(c)	Consultants of the Corporation, present and future.

“Person” has the meaning given to such term in Policy 1.1.

“Plan” has the meaning given to such term in Section 1.

“Policy 1.1” has the meaning given to such term in this Section 2.

“Policy 4.4” has the meaning given to such term in this Section 2.

“Representatives” has the meaning given to such term in Subsection (a).

“Run-off Period” has the meaning given to such term in Subsection (b).

“Securities Act” means the Securities Act, R.S.B.C. 1996, c.418, as amended, from time to time.

“Security Based Compensation Plan” has the meaning ascribed thereto in Policy 4.4.

“Subsidiary” has the meaning given to such term in NI 45-106.

“Termination Date” has the meaning given to such term in Subsection (b).

“Withholding Obligations” has the meaning given to such term in Subsection 1(1)(a)(a).

3.	INTERPRETATION

(a)	The insertion of headings in this Plan is for convenience of reference only and in no way defines limits or enlarges the scope or meaning of this Plan or any of its provisions.

(b)	References to the words “herein”, “hereunder”, “hereof”, “hereto” and words of similar import refer to this Plan and any amendments hereto, and not to any particular section of this Plan. References to sections refer to the sections of this Plan unless otherwise stated.

(c)	In this Plan, words importing the singular include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders and vice versa, and words importing persons include individuals, partnerships, associations, trusts, societies, unincorporated organizations and corporations.

4.	ADMINISTRATION

(a)	The Plan shall be administered by the Board, or any committee appointed by the Board to administer this Plan.

(b)	The interpretation, construction and application of the Plan shall be made by the Board and shall be final and binding on all holders of options granted under the Plan and all persons eligible to participate under the provisions of the Plan.

(c)	The Board shall be permitted, through the establishment of appropriate procedures, to monitor the trading of Common Shares by persons who are performing Investor Relations Activities for the Corporation and who have been granted options pursuant to this Plan.

(d)	No member of the Board shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any options granted under it.

5.	COMMON SHARES SUBJECT TO THE PLAN

(a)	Subject to this Section 5, the maximum number of Common Shares which may be issued under options granted under this Plan, from time to time, shall be equal to ten percent (10%) of the Outstanding Shares of the Corporation.

(b)	The maximum number of Common Shares which may be issued to:

(i)	any Consultant in any twelve (12) month period under this Plan may be no more than two percent (2%) of the Outstanding Shares of the Corporation; and

(ii)	all Persons conducting Investor Relations Activities for the Corporation in any twelve (12) month period may be, in aggregate, no more than two percent (2%) of the Outstanding Shares of the Corporation, less the aggregate number of shares reserved for issuance or issuable under any other Security Based Compensation Plan of the Corporation.

(c)	Unless the Corporation has received the requisite Disinterested Shareholder Approval;

(i)	the maximum number of Common Shares which may be issued to any individual in any twelve (12) month period under this Plan may be no more than five percent (5%) of the Outstanding Shares of the Corporation, less the aggregate number of shares reserved for issuance or issuable under any other Security Based Compensation Plan of the Corporation;

(ii)	the aggregate number of Common Shares reserved for issuance to Insiders (as a group) under the Plan and any other Security Based Compensation may be no more than ten percent (10%) of the Outstanding Shares of the Corporation at any point in time, and

(iii)	the aggregate number of Common Shares granted or issued to Insiders (as a group) in any twelve (12) month period under the Plan and any other Security Based Compensation may be no more than ten percent (10%) of the Outstanding Shares of the Corporation calculated as at the date of grant or issued to any Insider;

(d)	Common Shares in respect of which an option is granted under the Plan but not exercised prior to the termination of such option, due to the expiration, termination or lapse of such option or otherwise, shall be available for options to be granted thereafter pursuant to the provisions of the Plan. All Common Shares issued pursuant to the exercise of the options granted under the Plan shall be so issued as fully paid and non-assessable Common Shares.

(e)	The Board shall allot, set aside and reserve for issuance for the purpose of this Plan a sufficient number of Common Shares at each meeting of the Board such that the number of Common Shares issuable under Subsection (a) shall be properly allotted, set aside and reserved for issuance.

6.	ELIGIBILITY AND GRANT OF OPTIONS

(a)	Subject to this Section 6, options shall be granted only to Participants of the Corporation.

(b)	Except in relation to Consultant Companies, options may be granted only to companies that are wholly owned by Participants.

(c)	Provided that the Common Shares are listed on the Exchange, if the Participant is a company, including a Consultant Company, the company shall not be permitted to effect or permit any transfer of ownership or option of shares of the company nor to issue further shares of any class of the company to any individual or entity as long as the options remain outstanding, except where the written consent of the Exchange has been obtained.

(d)	Subject to the foregoing, the Board shall have full and final authority to determine the Participants who are to be granted options under the Plan and the number of Common Shares subject to each option grant. Stock options granted under the Plan shall be for the purchase of Common Shares only, and for no other security.

(e)	Unless limited by the terms of the Plan or any regulatory or stock exchange requirement, the Board shall have full and final authority to determine the terms and conditions attached to any grant of options under this Plan.

(f)	The Corporation may only grant options pursuant to resolutions of the Board.

(g)	In determining options to be granted to Participants, the Board shall give due consideration to the value of each such Participant’s present and potential contribution to the success of the Corporation.

(h)	Any option granted under the Plan shall be subject to the requirement that, if at any time the Corporation shall determine that the listing, registration or qualification of the Common Shares subject to such option, or such option itself, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such option or the issuance or purchase of Common Shares thereunder, such option may not be granted, accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. For certainty, it is expressly stated that if the Corporation grants options to Participants resident in Canada, the Corporation may only grant options, and issue Common Shares on exercise thereof, to Participants resident in jurisdictions in Canada where NI 45-106 has been complied with. However, nothing herein shall be deemed or construed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(i)	In the case of options granted to Employees, Consultants or Management Company Employees, the Participant must be a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Corporation or its Subsidiaries.

(j)	The Board shall complete and file, in accordance with applicable law, or shall cause to be completed and filed, all notices, reports, filings or other documentation required by applicable law, regulatory requirement or stock exchange rule, in connection with a grant of options or an issuance or purchase of Common Shares thereunder.

(k)	For certainty, the Board is not required to issue a news release disclosing the grant of options if (i) the Common Shares are not listed on the Exchange or (ii) the options are granted to Employees or Consultants that are not directors or officers of the Corporation or performing Investor Relations Activities for the Corporation, except where the grant constitutes Material Information under applicable securities laws.

7.	PRICE

(a)	The option exercise price per Common Share shall be:

(i)	if the Common Shares are not listed on the Exchange, the fair market value of the Common Shares as determined by the Board at the time such option is granted; and

(ii)	if the Common Shares are listed on the Exchange, the price fixed by the Board when such option is granted, except that

A.	the option exercise price per Common Share shall not be less than the Market Price; and

B.	if options are granted within ninety (90) days of a distribution (the “Distribution Period”) by the Corporation by prospectus, the minimum exercise price per Common Share of those options will be the greater of the Market Price and the price per Common Share paid by the public investors for Common Shares acquired pursuant to such distribution. The Distribution Period shall begin:

I.	on the date the final receipt is issued for the final prospectus in respect of such distribution; and

II.	in the case of a prospectus that qualifies special warrants, on the closing date of the private placement in respect of such special warrants.

(b)	The option price per share will be expressed in Canadian dollars.

8.	PERIOD OF OPTION AND RIGHTS TO EXERCISE

(a)	Subject to the provisions of this Section 8 and Section 9 below, options will be exercisable in whole or in part, and from time to time, at any time following the date of grant and prior to the expiry of their term.

(b)	If the Common Shares are listed on the Exchange and an option expires during a Black-out Period, then the option shall remain exercisable until the period ending up to two (2) trading days after the end of such Black-out Period, notwithstanding the natural expiry of its term, except that in no event may such exercise occur more than ten (10) years after the initial grant date of the option.

(c)	Options shall not be granted for a term exceeding ten (10) years.

(d)	Subject to the Board’s sole discretion in modifying the vesting of options, from time to time, options granted shall vest, and become exercisable, upon and subject to such terms, conditions and limitations as contained herein and otherwise as the Board may from time to time determine with respect to each option. Notwithstanding the foregoing, options granted to Consultants conducting Investor Relations Activities for the Corporation shall vest over a period of not less than twelve (12) months with no more than twenty-five percent (25%) of the options vesting in any three (3) month period.

(e)	The Common Shares to be purchased upon each exercise of an option shall be paid for in full by the Participant at the time of exercise, provided however that upon requisite Board approval a Participant may complete an exercise of options as a Cashless Exercise.

(f)	Except as provided in Section 9, no option which is held by a Participant may be exercised unless the Participant is then a Participant of the Corporation, and in the case of an Employee, the Employee has been continually employed by the Corporation since the date of the grant of the option, but provided that an authorized absence of leave shall not be considered an interruption of employment for purposes of the Plan.

9.	CESSATION OF PROVISION OF SERVICES

(a)	Death of Participant. In the event of the death of a Participant during the term of the Participant’s option, the option theretofore granted to the Participant shall be exercisable by the Participant’s heirs or administrators (the “Representatives”) within, but only within, the period of one (1) year next succeeding the Participant’s death, and in no event after the expiry date of the option. Before expiry of an option under this Subsection (a), the Board shall notify the Participant’s Representative in writing of such expiry no less than twenty (20) days prior to its expiry.

(b)	Termination of Employment or Office. Subject to the discretion of the Board to determine otherwise, and this Section 9, if any Participant shall cease to be a Participant for any reason, other than for cause or death, the option held by such person shall terminate on the earlier of (i) the expiry date of the option; (ii) ninety (90) days from the date such person ceases to be a Participant; or (iii) such other expiry date as may be determined by the Board at the time that such Participant ceases to be eligible, but shall be expire no later than one (1) year from the date on which the Participant ceases to be a Participant (the “Termination Date”). The Participant may exercise any option issued under the Plan that is then exercisable at any time within that period (the “Run-off Period”), unless an existing agreement between the Participant and the Corporation provides for a different Run-Off Period in which case the terms of that agreement shall continue to be applicable; but provided in all circumstances that no options issued under the Plan shall be exercisable after the expiry date of the options.

In the event that a Participant ceases to be a Participant of the Corporation because of termination for cause, the options of the Participant not exercised at such time shall immediately be cancelled on the date of such termination and be of no further force or effect whatsoever notwithstanding anything to the contrary in the Plan and the Corporation shall have no notification obligation.

(c)	Other. If any Participant shall cease to be a Participant of, or to, the Corporation for any reason other than provided for in this Section 9, the options of the Participant not exercised at such time shall immediately be cancelled and be of no further force or effect whatsoever.

10.	NON-TRANSFERABILITY OF OPTION

Subject to applicable law, no option granted under the Plan shall be assignable or transferable otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during a Participant’s lifetime, only by the Participant (subject to Subsection (a)).

11.	AMENDMENTS

(a)	The Board may at any time amend the terms of the Plan or any option issued pursuant to the Plan to:

(i)	reduce the number of Common Shares under option;

(ii)	increase the exercise price of an option; or

(iii)	cancel any option.

(b)	If the Common Shares are listed on the Exchange:

(i)	the Board may approve the amendments set out in Subsection (a) without the approval of the Exchange, provided that the Corporation issues a news release outlining the terms of the amendment; and

(ii)	the Corporation shall be required to obtain the approval of the Exchange for any amendments to the Plan or any option granted pursuant to it that are not covered by Subsection (a).

(c)	Notwithstanding Subsection (a) and Subsection (b):

(i)	the Corporation shall obtain Disinterested Shareholder Approval for any amendment to an option granted to a person who is an Insider at the time of such amendment;

(ii)	the exercise price of any option granted pursuant to this Plan may only be amended if at least six (6) months have elapsed since the later of the date of commencement of the term of the option or the date the exercise price of that option was last amended; and

(iii)	any option granted pursuant to this Plan must be outstanding for at least one (1) year before the Corporation may extend its term provided in all cases that any such extension shall not exceed the term provided for in Subsection (c).

(d)	Provided the Common Shares are listed on the Exchange, if the Corporation cancels an option granted to a Participant and within one (1) year grants new options to the same Participant pursuant to this Plan, the grant of the new options shall be subject to the approval of the Exchange and the requirements set out in Subsection (c), as applicable.

(e)	Any amendment to the terms of this Plan or any option granted pursuant to it shall not alter the terms or conditions of any option or impair the rights of any Participant to any option granted prior to such amendment.

12.	EVIDENCE OF OPTIONS

Following the grant of an option in accordance with the Plan, the Corporation shall forward to such Participant, a Notice of Grant (the “Notice”) substantially in the form acceptable to the Corporation, which Notice shall evidence the grant of the option under the Plan. The Corporation shall also forward to the Participant, in addition to the Notice, a copy of this Plan and, subject to the Common Shares being listed on the Exchange, the Insider Trading Policy (on the first grant of an option) and any other documentation that may be required by applicable law, stock exchange or regulatory requirements.

13.	EXERCISE OF OPTIONS

(a)	An option may be exercised from time to time by delivering to the Corporation at its head or registered office, a written notice of exercise (the “Exercise Notice”) specifying the number of Common Shares with respect to which the option is being exercised and accompanied by payment for the full amount of the purchase price of the Common Shares then being purchased.

(b)	Upon receipt of a certificate of an authorized officer directing the issue of Common Shares purchased under the Plan, the transfer agent of the Corporation is authorized and directed to issue and countersign share certificates for the purchased Common Shares in the name of the Participant or the Participant’s legal personal representative or as may otherwise be directed in writing by the Participant, including into a book-entry system, if requested.

(c)	Notwithstanding Subsection (h), the Corporation shall not, upon the exercise of any option, be required to register, issue or deliver any Common Shares prior to:

(i)	the listing of such Common Shares on any stock exchange on which the Common Shares may then be listed; and

(ii)	the completion of such registration or other qualification of such Common Shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable (including, without limitation, NI 45-106).

If any Common Shares cannot be registered, issued or delivered to any Participant for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate and any option exercise price paid to the Corporation shall be returned to the Participant without deduction or interest.

14.	CHANGES IN OPTIONS

(a)	Share Consolidation or Subdivision. In the event that the Common Shares are at any time subdivided or consolidated, the number of Common Shares reserved for option and the price payable for any Common Shares that are then subject to option shall be adjusted accordingly.

(b)	Stock Dividend. In the event that the Common Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Common Shares reserved for option and the price payable for any Common Shares that are then subject to option may be adjusted by the Board to such extent as it deems proper in its absolute discretion.

(c)	Effect of a Take-Over Bid. If a bona fide offer to purchase Common Shares (an “Offer”) is made to a Participant or to shareholders of the Corporation generally or to a class of shareholders which includes a Participant, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Corporation, within the meaning of subsection 1(1) of the Securities Act, the Corporation shall, upon receipt of notice of the Offer, notify each Participant of full particulars of the Offer, whereupon all Common Shares subject to such option (“Option Shares”) will become vested and the option may be exercised in whole or in part by the Participant so as to permit the Participant to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if

(i)	the Offer referred to in this Section 15 is not completed within the time frame specified therein (as the same may be extended); or

(ii)	all of the Option Shares tendered by the Participant pursuant to the Offer are not taken up or paid for the offeror in respect thereof,

the options which vested pursuant to this Section 15 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and the original terms applicable to such options shall be reinstated.

(d)	Acceleration of Expiry Date. If at any time when an option granted under the Plan remains unexercised with respect to any unissued Option Shares, an Offer is made by an offeror, the directors may, upon notifying each Participant of full particulars of the Offer, declare all Option Shares issuable upon the exercise of options granted under the Plan, vested, and declare that the expiry date for the exercise of all unexercised options granted under the Plan is accelerated so that all options will either be exercised or will expire prior to the date upon which Common Shares must be tendered pursuant to the Offer.

(e)	Effect of a Change of Control. If a Change of Control occurs, all Option Shares subject to each outstanding option will become vested, whereupon such option may be exercised in whole or in part by the Participant.

15.	RIGHTS PRIOR TO EXERCISE

A Participant shall have no rights whatsoever as a shareholder in respect of any Common Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Common Shares in respect of which the Participant shall have exercised the option to purchase hereunder and which the Participant shall have actually taken up and paid for in full. For greater certainty a holder of an option under this Plan shall not be permitted to vote on any arrangement of the Corporation proposed to the holders of Common Shares of the Corporation.

16.	HOLD PERIOD

In addition to any resale restrictions under applicable legislation, all options granted hereunder and all Common Shares issued on the exercise of such options will be subject to a four (4) month hold period (“Hold Period”) from the date the options are granted and the options and any Common Shares issuable on the exercise thereof must bear the following legends:

“Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert the date immediately following the date which is four months after the date of the grant of the option.]”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT THE DISTRIBUTION DATE], AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

17.	WITHHOLDING TAXES

(a)	If, following the exercise by a Participant of an option or a portion thereof in accordance with the provisions of Article 13 hereof, the Corporation is required under the Income Tax Act (Canada) or any other applicable law to make source deductions in respect of any stock option benefits and to remit to the applicable governmental authority an amount on account of tax on the value of the taxable benefit associated with the issuance of Common Shares on exercise of options (“Withholding Obligations”), then the Participant shall, in addition to the payment of the purchase price for the Common Shares then being purchased pursuant to Article 13 hereof:

(i)	pay to the Corporation sufficient cash as is reasonably determined by the Corporation to be the amount necessary to satisfy the Withholding Obligations; or

(ii)	at the discretion of the Corporation, elect to permit the Corporation to reduce the number of Common Shares to be issued to the Participant by the number of Common shares having a fair market value at such time as is equal to the amount necessary to satisfy the Withholding Obligations; or

(iii)	make other arrangements acceptable to the Corporation to fund the Withholding Obligations.

(b)	It is the responsibility of the Participant to ensure that they adhere to tax legislation in their jurisdiction regarding the reporting of benefits derived from the exercise of options.

(c)	In the event any taxation authority should reassess the Corporation for failure to have withheld income tax, or other similar payments from the Participant, pursuant to the provisions herein, the Participant shall reimburse and save harmless the Corporation for the entire amount assessed, including penalties, interest and other charges.

(d)	The Corporation will, within the time and in the manner prescribed by the Income Tax Act (Canada) (or any corresponding requirement under applicable provincial tax law), remit the Withholding Obligation to the Receiver General for Canada or other applicable tax authority and shall, to the extent necessary and within the time and in the manner prescribed by the Income Tax Act (Canada)) (or any corresponding requirement under applicable provincial tax law), make the election contemplated by subsection 110(1.1) of the Income Tax Act (Canada) (or any corresponding requirement under applicable provincial tax law) that neither it nor any person with whom it does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) will deduct any amount in respect of any payment to the Participant in connection with the exercise or surrender of his or her options and the Corporation shall also provide evidence of such election to the Participant forthwith upon making such election.

18.	NO CONTINUED SERVICE

The granting of an option to a Participant under the Plan shall not impose upon the Corporation any obligation whatsoever to retain the Participant as a Director, Employee, or Consultant of the Corporation.

19.	GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

20.	EXPIRY OF AN OPTION AND TERMINATION OF THE PLAN

(a)	On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option shall forthwith expire and terminate and be of no further force or effect whatsoever, or as to the Common Shares in respect of which the option has not been exercised.

(b)	The Plan will automatically terminate when, and if, any of the authorizations required to authorize the Plan shall cease.

21.	DISINTERESTED SHAREHOLDER APPROVAL

Unless the Corporation has obtained the requisite disinterested Shareholder approval pursuant to section 3.10 of Policy 4.4, the aggregate number of options granted to any one Person (and, where permitted under Policy 4.4, any companies that are wholly owned by that Person) in a 12-month period must not exceed 5% of the Common Shares, calculated on the date an option is granted to the Person.

22.	EFFECTIVE DATE OF THE PLAN

The Plan shall be effective upon the approval of the Plan by:

(a)	the stock exchange upon which the Shares of the Corporation may be posted or listed for trading, and shall comply with the requirements from time to time of the stock exchange; and

(b)	the holders of the Common Shares (the “Shareholders”), by the affirmative vote of a majority of the votes attached to the Common Shares entitled to vote and be represented and voted at an annual or special meeting of Shareholders held, among other things, to consider and approve the Plan.

23.	SEVERABILITY

If any provision of this Plan shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Plan and the remaining provisions shall continue in full force and effect.

24.	SUB PLAN FOR PARTICIPANTS SUBJECT TO ISRAELI TAXATION

Any Participants who are resident in Israel shall be subject to the Sub Plan attached hereto as Appendix “A” (the “102 Plan”). For greater certainty any issuances to Participants subject to the 102 Plan shall only be issuable provided they do not contradict the regulations of the Exchange.

25.	ENTIRE PLAN

This Plan constitutes the entire stock option plan for the Corporation and its Participants and supersedes any prior stock option plans for such persons.

APPENDIX “A”

A2Z SMART TECHNOLOGIES CORP.

STOCK OPTION PLAN

SUB-PLAN FOR PARTICIPANTS SUBJECT TO ISRAELI TAXATION

This Sub-Plan (“Sub-Plan”) to the A2Z Smart Technologies Corp. Stock Option Plan (the “Plan”) is hereby established effective in accordance with Section 21 of the Plan.

1.	DEFINITIONS

As used herein, the following terms shall have the meanings hereinafter set forth, unless the context clearly indicates to the contrary. Any capitalized term used herein which is not specifically defined in this Sub-Plan shall have the meaning set forth in the Plan.

1.1.	“Controlling Shareholder” – shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

1.2.	“Eligible 102 Participants” – employees or officers of the Corporation which are not classified as Controlling Shareholders, before the grant of the Options and/or after such grant.

1.3.	“Ordinance” – the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder, including without limitation, the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003, as are in effect from time to time, and any similar successor rules and regulations.

1.4.	“Section 102” – Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as are in effect from time to time, and any similar successor rules and regulations.

1.5.	“Subsidiary” – for purposes of eligibility under the Sub-Plan shall have the meaning of the term in the Plan, provided however that any Subsidiary shall be an “employing Corporation” within the meaning of such term in Section 102.

1.6.	“Trustee” – the trustee designated or replaced by the Corporation and/or applicable Subsidiary for the purposes of the Plan and this Sub-Plan and grants under Section 102 made thereunder and approved by the Israeli Tax Authorities all in accordance with the provisions of Section 102.

2.	GENERAL

2.1.	The purpose of this Sub-Plan is to establish certain rules and limitations applicable to options to purchase Common Shares (“Options”) granted to Participants, the grant of Options to whom (or the exercise or transfer thereof by whom) are subject to taxation in Israel (“Israeli Participants”), in order that such options may comply with the requirements of Israeli law, including, if applicable, Section 102.

2.2.	The Plan and this Sub-Plan are complementary to each other and shall be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall prevail with respect to Options granted to Israeli Participants.

2.3.	Options may be granted under this Sub-Plan in one of the following tax tracks, at the Corporation’s discretion and subject to applicable restrictions or limitations as provided in applicable law including without limitation any applicable restrictions and limitations in Section 102 regarding the eligibility of Israeli Participants to each of the following tax tracks, based on their capacity and relationship towards the Corporation:

2.3.1.	“102 Trustee Option” – an Option granted through a Trustee in accordance with and pursuant to Section 102 in one of the following tax tracks: (i) the tax alternative set forth in Section 102(b)(2)/(3) of the Ordinance pursuant to which income resulting from the sale or transfer from the Trustee of Common Shares derived from 102 Trustee Options is intended to be taxed as a capital gain, subject to meeting the required conditions thereunder (“Capital Gains Track”) or (ii) the tax alternative set forth in Section 102(b)(1) of the Ordinance pursuant to which income resulting from the sale or transfer from the Trustee of Common Shares derived from 102 Trustee Options is taxed as ordinary income (“Ordinary Income Track”); or

2.3.2.	“102 Non-Trustee Option” – an Option granted not through a Trustee in accordance with and pursuant to Section 102; or

2.3.3.	“3(i) Option” – an Option granted pursuant to Section 3(i) of the Ordinance.

3.	ADMINISTRATION

Without derogating from the powers and authorities of the Board detailed in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Corporation for their approval or authorization, unless such approval is required to comply with applicable mandatory law, to administer this Sub-Plan and to take all actions related hereto and to such administration, including without limitation the performance, from time to time and at any time, of any and all of the following: (a) the determination of the specific tax track (as described in Section 2.3 above) in which the Options are to be issued; (b) the election by the Corporation, with respect to grant of 102 Trustee Options, of either one of the following tax tracks – “Capital Gains Track” or “Ordinary Income Track”, as provided in and in accordance with Section 102 (the “Election”); (c) the appointment of the Trustee; and (d) the adoption of forms of Notice to be applied with respect to Israeli Participants, incorporating and reflecting, inter alia, relevant provisions regarding the grant of Options in accordance with this Sub-Plan, and the amendment or modification from time to time of the terms of such Notice.

4.	SECTION 102 ELECTION

4.1.	102 Trustee Options shall be granted pursuant to either (a) Section 102(b)(2)/(3) of the Ordinance as Capital Gains Track or (b) Section 102(b)(1) of the Ordinance as Ordinary Income Track. The Corporation’s Election regarding the type of 102 Trustee Option it chooses to make shall be filed with the Israeli Tax Authority (the “ITA”). Once the Corporation has filed such Election, it may change the type of 102 Trustee Options that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Corporation from granting 102 Non-Trustee Option to Eligible 102 Participants at any time.

4.2.	Eligible 102 Participants may receive only 102 Trustee Options or 102 Non-Trustee Options under this Sub-Plan. Israeli Participants who are not Eligible 102 Participants may be granted only 3(i) Options under this Sub-Plan.

4.3.	The Notice shall indicate whether the grant is a 102 Trustee Option, a 102 Non-Trustee Option or a 3(i) Option; and, if the grant is a 102 Trustee Options, the Election of tax track.

5.	102 TRUSTEE OPTIONS

5.1.	Notwithstanding anything to the contrary in the Plan, 102 Trustee Options granted hereunder shall be granted to, and the Common Shares issued pursuant thereto and all rights attached thereto (including bonus shares), shall be issued to the Trustee, and all such Options and Common Shares shall be registered in the name of the Trustee, who shall hold them in trust until such time as they are released by the transfer or sale thereof by the Trustee which will be at least such period of time as required by the provisions of Section 102 applicable to 102 Trustee Options (the “Restricted Period”). In case the requirements of Section 102 for 102 Trustee Options are not met, then the 102 Trustee Options may be regarded as 102 Non-Trustee Options, all in accordance with the provisions of Section 102.

5.2.	Notwithstanding anything to the contrary in the Plan, the date of grant of a 102 Trustee Option shall be the date of the resolution of the Board approving the grant of such Options, which in the case of 102 Trustee Options shall not be before the lapse of 30 days (or such other period which may be determined by the Ordinance from time to time) from the date upon which the Plan is first submitted to the ITA.

5.3.	Subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, the Israeli Participant shall provide the Corporation and the Trustee with a written undertaking and confirmation under which the Israeli Participant confirms that he/she is aware of the provisions of Section 102 and the elected tax track and agrees to the provisions of the trust agreement between the Corporation and the Trustee, and undertakes not to release, by sale or transfer, the 102 Trustee Options, and the Common Shares issued pursuant thereof, and all rights attached thereto (including bonus shares) prior to the lapse of the Restricted Period. The Israeli Participant shall not be entitled to sell or release from trust the 102 Trustee Options, nor the Common Shares issued pursuant thereof, nor any right attached thereto (including bonus shares), nor to request the transfer or sale of any of the same to any third party, before the lapse of the Restricted Period. Notwithstanding the above, if any such sale or transfer occurs during the Restricted Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Participant.

5.4.	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Notice and applicable law, the Trustee shall not release, by sale or transfer, the Common Shares issued pursuant to 102 Trustee Options, and all rights attached thereto to the Israeli Participant, or to any third party to whom the Israeli Participant wishes to sell the Common Shares (unless the contemplated transfer is by will or laws of descent) unless and until the Trustee has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Corporation and the Trustee.

5.5.	Without derogating from the provisions of the Plan, it is hereby further clarified that with respect to Common Shares issued pursuant to 102 Trustee Options, as long as they are registered in the name of the Trustee, the Trustee shall be the registered owner of such Common Shares. Notwithstanding, the Trustee shall not exercise the voting rights conferred by such Common Shares in any way whatsoever, and shall issue a proxy to the Israeli Participant to vote such shares, subject to and in accordance with the provisions of Section 102.

5.6.	Cash dividends paid or distributed, if any, with respect to Common Shares issued pursuant 102 Trustee Options shall be remitted directly to the Israeli Participant who is entitled to the 102 Trustee Options for which the dividends are being paid or distributed, subject to any applicable taxation on such distribution of dividend, and the withholding thereof, and when applicable, subject to the provisions of Section 102.

5.7.	All bonus shares to be issued by the Corporation, if any, with regard to Common Shares issued pursuant to 102 Trustee Options, while held by the Trustee, shall be registered in the name of the Trustee; and all provisions applying to such Common Shares shall apply to bonus shares issued by virtue thereof, if any, mutatis mutandis. Said bonus shares shall be subject to the Restricted Period of the 102 Trustee Options by virtue of which they were issued.

5.8.	The Corporation shall be under no duty to ensure, and no representation or commitment is made, that any of the Options qualifies or will qualify under any particular tax treatment (such as Section 102), nor shall the Corporation be required to take any action for the qualification of any of the Options under such tax treatment. The Corporation shall have no liability of any kind or nature in the event that, for any reason whatsoever, the Options do not qualify for any particular tax treatment.

5.9.	Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if on the date of grant the Corporation’s Common Shares are listed on any established stock exchange or a national market system or if the Corporation’s Common Shares will be registered for trading within ninety (90) days following the date of grant of 102 Trustee Options, the fair market value of the Common Shares at the date of grant shall be determined in accordance with the average value of the Corporation’s Common Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

5.10.	Notwithstanding the provisions of the Plan: (i) payment of the exercise price with respect to 102 Trustee Option (if applicable) shall be made solely in cash, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA; (ii) 102 Trustee Options may be settled for Shares only and not for cash.

6.	102 NON-TRUSTEE OPTIONS

6.1.	102 Non-Trustee Options granted hereunder shall be granted to, and the Common Shares issued pursuant to the exercise thereof, issued to, the Israeli Participant.

6.2.	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Notice and applicable law, the Common Shares issued pursuant to the exercise of the 102 Non-Trustee Options, and all rights attached thereto shall not be transferred unless and until the Corporation has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Corporation.

6.3.	An Israeli Participant to whom 102 Non-Trustee Options are granted must provide, upon termination of his/her employment, a surety or guarantee to the satisfaction of the Corporation, to secure payment of all taxes which may become due upon the future transfer of his/her Common Shares to be issued pursuant to 102 Non-Trustee Options, all in accordance with the provisions of Section 102.

7.	3(I) OPTIONS

7.1.	3(i) Options granted hereunder shall be granted to, and the Common Shares issued pursuant thereto issued to, the Israeli Participant.

7.2.	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Notice and applicable law, the 3(i) Options cannot be exercised unless and until the Corporation has either (a) withheld payment of all taxes required to be paid upon the exercise thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Corporation.

8.	TAX CONSEQUENCES

8.1.	Without derogating from and in addition to any provisions of the Plan, any and all tax and/or other mandatory payment consequences arising from the grant, exercise or vesting of Options, the payment for or the transfer or sale of Common Shares, or from any other event or act in connection therewith (including without limitation, in the event that the Options do not qualify under the tax classification/tax track in which they were intended) whether of the Corporation, a Subsidiary, the Trustee or the Israeli Participant, including without limitation any non-compliance of the Israeli Participant with the provisions hereof, shall be borne solely by the Israeli Participant. The Corporation, any applicable Subsidiary, and the Trustee, may each withhold (including at source), deduct and/or set-off, from any payment made to the Israeli Participant, the amount of the taxes and/or other mandatory payments of which is required with respect to the Options and/or Common Shares. Furthermore, each Israeli Participant shall indemnify the Corporation, the applicable Subsidiary and the Trustee, or any one thereof, and hold them harmless from any and all liability for any such tax and/or other mandatory payments or interest or penalty thereupon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax and/or other mandatory payments from any payment made to the Israeli Participant.

8.2.	Without derogating from the aforesaid, each Israeli Participant shall provide the Corporation and/or any applicable Subsidiary with any executed documents, certificates and/or forms that may be required from time to time by the Corporation or such Subsidiary in order to determine and/or establish the tax liability of such Israeli Participant.

8.3.	Without derogating from the foregoing, it is hereby clarified that the Israeli Participant shall bear and be liable for all tax and other consequences in the event that his/her 102 Trustee Options and/or the Common Shares issued pursuant to the exercise thereof are not held for the entire Restricted Period, all as provided in Section 102.

8.4.	The Corporation and/or, when applicable, the Trustee shall not be required to release any share certificate to an Israeli Participant until all required payments have been fully made.

9.	SUBORDINATION TO THE ORDINANCE

9.1.	It is clarified that the grant of the 102 Trustee Options hereunder is subject to the filing with the ITA of the Plan and this Sub-Plan, in accordance with Section 102.

9.2.	Any provisions of Section 102 or Section 3(i) of the Ordinance and/or any of the rules or regulations promulgated thereunder, which are not expressly specified in the Plan or in the applicable Notice, including without limitation any such provision which is necessary in order to receive and/or to keep any tax benefit, including but not limited any tax ruling received in connection with the Plan and this Sub-Plan, and any approval or guidance issued by the ITA shall be deemed incorporated into this Sub-Plan and binding upon the Corporation, any applicable Subsidiary and the Israeli Participant and shall be considered binding upon the Corporation and the Participants.

9.3.	The Options, the Plan, this Sub-Plan and any applicable Notice are subject to the applicable provisions of the Ordinance, which shall be deemed an integral part of each, and which shall prevail over any term that is inconsistent therewith.

10.	GOVERNING LAW & JURISDICTION

This Sub-Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict laws. The competent courts of the central district and/or the competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Sub-Plan.